SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 10, 2008

ONSTREAM MEDIA CORPORATION
(Exact name of registrant as specified in its charter)

Florida
(State or Other Jurisdiction of Incorporation)

000-22849	65-0420146
(Commission File Number)	(IRS Employer Identification Number)

1291 SW 29 Avenue, Pompano Beach, Florida 33069
(Address of executive offices and Zip Code)

(954)917-6655
(Registrant's Telephone Number, Including Area Code)

______________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CRF 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement
Item 2.03 - Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

At the time of the April 27, 2007 closing of the merger with Infinite Conferencing ("Infinite"), we entered into a lock-up agreement with the former Infinite shareholders (the "Infinite Shareholders") that provided that in the event the accumulated gross proceeds of the sale of the first 50% of the 1,376,622 shares issued to them was less than $2.0 million, we would pay the difference in cash or, at our sole option, in registrable ONSM common shares to the extent allowed within certain restrictions. On December 27, 2007, the Infinite Shareholders notified us that the first 688,311 shares had been sold by them for $1,041,601, which under the lock-up agreement would require an additional payment by us in cash or shares of approximately $958,399.

We recorded a current liability for $958,399 related to the above matter on our financial statements as of December 31, 2007, which was offset by a reduction in additional paid in capital. We paid $100,000 against this obligation on February 14, 2008.

On March 12, 2008, we executed promissory notes (the “Notes”) payable to the Infinite Shareholders in aggregate for the remaining balance due of $858,399 plus interest accruing at 12% per annum on the outstanding balance from February 15, 2008 until the July 10, 2009 maturity. Aggregate note payments of (i) $100,000 (one hundred thousand dollars) will be due on March 15, 2008, (ii) $50,000 (fifty thousand dollars) will be due on the 10th of the following fifteen months and (iii) the final payment of $8,399 plus accrued interest will be due on July 10, 2009. The Notes are secured by our assets, subordinated to the first $4.0 million of our debt outstanding from time to time. We also agreed to pay in aggregate up to $7,500 of the Infinite Shareholders' legal expenses incurred in connection with negotiating this matter. All principal and interest under the Notes, as well as the legal expenses, is payable in cash. The Notes, which may be prepaid without penalty, do not change the principal amount of the liability arising from the original lock-up agreement terms.

The Notes provide that if any of certain identified events of default occur, which includes a scheduled payment not made and remaining unpaid after five days notice from the Infinite Shareholders, then or at any time during the continuance of the event of default, the Infinite Shareholders, at their option, may accelerate the maturity of the Notes and require all accrued interest and other amounts to become immediately due and payable.

Item 8.01 Other Events

On March 10, 2008 we issued a press release announcing that we have retained the law firm of Hunton & Williams (H&W) to assist in expediting the patent approval process and helping protect our rights related to our patent pending User Generated Video (UGV) technology. A copy of the press release, which is incorporated herein by reference, is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description

99.1	Press release dated March 10, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONSTREAM MEDIA CORPORATION

By: /s/ Robert E. Tomlinson
March 13, 2008	Robert E. Tomlinson, CFO